Exhibit 99.1

February 10, 2017

Microchip Technology Incorporated Announces Pricing of $1.8 Billion of 1.625% Convertible Senior Subordinated Notes and $500 Million of 2.250% Convertible Junior Subordinated Notes

Microchip Technology Incorporated (“Microchip”) (NASDAQ: MCHP) today announced the pricing of $1.8 billion aggregate principal amount of convertible senior subordinated notes due 2027 (the “2027 notes”) and $500 million aggregate principal amount of convertible junior subordinated notes due 2037 (the “2037 notes”, and together with the 2027 notes, the “notes”), for a total aggregate principal amount of $2.3 billion, in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The size of the offering was increased from the previously announced $2.0 billion in aggregate principal amount. Microchip also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $270 million aggregate principal amount of the 2027 notes and an additional $75 million aggregate principal amount of the 2037 notes to cover over-allotments, if any. The sale of the notes to the initial purchasers is expected to settle on February 15, 2017, subject to customary closing conditions, and is expected to result in approximately $2.27 billion in net proceeds to Microchip after deducting fees and estimated offering expenses payable by Microchip (assuming no exercise of the initial purchasers’ over-allotment option with respect to either series of notes).

The 2027 notes will be unsecured obligations of Microchip, and will be subordinated to Microchip’s designated senior debt, including amounts borrowed under its amended credit facility, but will be senior to Microchip’s outstanding 2.125% Junior Subordinated Convertible Debentures due 2037 (the “existing debentures”) and the 2037 notes. The 2037 notes are unsecured junior obligations of Microchip and will be subordinated to Microchip’s existing and future senior debt but will rank pari passu in right of payment with respect to the existing debentures. The 2027 notes will bear interest at a rate of 1.625% per year and the 2037 notes will bear interest at a rate of 2.250% per year. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2017. The 2027 notes will mature on February 15, 2027 and the 2037 notes will mature on February 15, 2037, unless earlier repurchased or converted. Microchip may also defer interest payments on the 2037 notes under certain circumstances.

Microchip intends to use approximately $1,682.5 million of the net proceeds from this offering to reduce borrowings under its amended credit facility. Concurrently with this offering, Microchip expects to exchange approximately $431.3 million aggregate principal amount of existing debentures for cash for the principal amount of the debentures, shares of its common stock in respect of the conversion value in excess of the principal amount and a cash premium to induce holders to exchange their debentures (the “Exchange”). In connection with the Exchange, Microchip expects to (x) pay approximately $431.3 million in cash in respect of the principal amount exchanged, excluding any accrued and unpaid interest thereon and the cash premium, and (y) issue approximately 12.0 million shares of its common stock in respect of the conversion value in excess of the principal amount to settle such exchanges. The remaining net proceeds from the offering will be used for general corporate purposes.

At Microchip’s election, the notes are convertible into cash, shares of Microchip’s common stock, or a combination thereof, based on an initial base conversion rate of 9.8936 shares of common stock per $1,000 principal amount of notes for the 2027 notes and an initial base conversion rate of 10.0703 shares of common stock per $1,000 principal amount of notes for the 2037 notes, subject to adjustment in certain circumstances. This represents an initial base conversion price of approximately $101.08 per share, representing an approximate 42.5% conversion premium based on the closing price of $70.93 per share of Microchip’s common stock on February 9, 2017 (the “common stock closing price”) for the 2027 notes, and an initial base conversion price of approximately $99.30 per share, representing an approximate 40% conversion premium based on the common stock closing price for the 2037 notes. In addition, if at the time of conversion the applicable stock price of Microchip’s common stock exceeds the applicable base conversion price, the applicable conversion rate will be increased by up to an additional 4.9468 shares of common stock per $1,000 principal amount of 2027 notes and up to an additional 5.0352 shares of common stock per $1,000 principal amount of 2037 notes, as determined pursuant to a specified formula. However, in no event will the conversion rate exceed 14.0984 shares of common stock per $1,000 principal amount of 2027 notes or 14.0984 shares of common stock per $1,000 principal amount of 2037 notes.

Prior to the close of business on the business day immediately preceding November 15, 2026, in the case of the 2027 notes, and November 15, 2036, in the case of the 2037 notes, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. Thereafter until close of business on the second scheduled trading day immediately preceding the relevant maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Investor Relations Contact:

J. Eric Bjornholt

Chief Financial Officer

(480) 792-7804

Eric.bjornholt@microchip.com

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